UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 9, 2004

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, Suite 200 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2004, Cellegy Pharaceuticals, Inc. (“Cellegy” or the “Company”) entered into an exclusive license agreement with ProStrakan Group Limited for the commercialization of Cellegesic™ (branded Rectogesic® outside of the United States) in Europe.  Rectogesic is a 0.4% topical nitroglycerin ointment indicated for the treatment of the pain associated with chronic anal fissures.  In August 2004, the product was approved by the UK Medicines and Healthcare Products Regulatory Agency (MHRA) for sale in the United Kingdom.

Under the terms of the agreement, Cellegy received an upfront payment and could receive up to $5.6 million in total upfront and milestone payments, including payments if the product is approved in the future for the treatment of hemorrhoids.  The agreement also provides that Cellegy will receive a percentage of the net sales to the wholesaler or first trade level of Rectogesic in Europe.  ProStrakan will be responsible for additional regulatory filings (including initiation of the Mutual Recognition Procedure to obtain regulatory approval for the product in other European territories), sales, marketing and distribution of Rectogesic throughout Europe.  The agreement covers a territory of approximately 38 European territories, including all Euopean Union member states.  Cellegy will be responsible for supplying finished product to ProStrakan through its contract manufacturer.  In addition, in the agreement ProStrakan granted to Cellegy a right of first negotiation to negotiate concerning a license agreement relating to Strakan’s oral estradiol-glucoside product, which is currently in Phase 1 clinical development, or an alternative product in the area of gastroenterology.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number              Description of Exhibit

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: December 9, 2004	By:	/s/ A. Richard Juelis
A. Richard Juelis
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)